UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On February 19, 2013, Ecosphere Technologies, Inc. (the “Company”) entered into a $3,400,000 Convertible Note and Warrant Purchase Agreement (the “Agreement”) and related agreements with two institutional investors managed by CIM Investment Management Ltd., a London, England fund manager. The Company has received $750,000 and the balance of $2,650,000 will be funded if the Company meets a milestone by March 15, 2013. The Convertible Notes are: (i) due in two years from the date of issuance subject to prepayment and (ii) pay interest at 8.5% per annum. The first tranche of $750,000 are convertible at $0.40 per share. In addition to the Convertible Notes, the investors were issued 937,500 five-year warrants exercisable at $0.40 per share. If the milestone is met, the Company will issue the investors additional Convertible Notes and warrants which will be identical to the securities issued in the first tranche except that the conversion and exercise prices for the second tranche will be the lower of $0.40 per share or the 20-day volume weighted average closing prices prior to the closing of the second tranche. The number of warrants issued will be the quotient of $2,650,000 divided by the conversion price multiplied by 50% (or 50% warrant coverage on the Convertible Notes on an as-converted basis).

The investors have a one-time option on October 31, 2013 to invest up to each investor’s pro-rata share of an additional $1 million on the same terms. The Convertible Notes are subject to partial redemption (32.35%) in 18 months. Of the proceeds, approximately $445,000 is to be used to pay off outstanding debt and the remaining proceeds are to be used by the Company for working capital and general corporate purposes including expansion of the Company’s business outside of oil and gas wastewater treatment. The Company agreed to pay Placement Agent fees of 5.5% in cash and 4% in warrants to Brean Capital, LLC.

The investor received piggyback registration rights. The Company has no outstanding demand registration rights. Thus, the Company does not expect it is likely that the piggyback rights will be exercised.

The Convertible Notes and the warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2) and Rule 506 thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ John Brewster
John Brewster Chief Executive Officer
Date: February 20, 2013